Exhibit 99.1

Company Contact: Lawrence L. Spanley, Jr. Chief Financial Officer (314) 621-0699

Investor Contacts: Integrated Corporate Relations Allison Malkin/David Griffith (203) 682-8225/(203) 682-8213

BAKERS FOOTWEAR REPORTS FIRST QUARTER 2005 NET SALES

ST. LOUIS, Mo., May 5, 2005 – Bakers Footwear Group (Nasdaq: BKRS), the leading specialty retailer of moderately priced fashion footwear for young women, with 221 stores, today reported first quarter net sales figures. For the thirteen weeks ended April 30, 2005 (the Company’s first fiscal quarter) net sales increased 16.2% to $44.9 million up from $38.7 million in the thirteen weeks ended May 1, 2004. Comparable store sales in the quarter increased 7.8% compared to a 10.2% increase in the same period last year.

Bakers previously disclosed that it had changed its fiscal year to the standard retail calendar. This created a four week transition period ended January 29, 2005. Net sales for the transition period were $9.2 million, an increase of 4.5% from net sales of $8.8 million for the comparable four weeks ended January 31, 2004. Comparable store sales in the January 2005 transition period decreased 0.8% compared to an 8.7% increase in January 2004.

During the transition period and the first quarter, Bakers Footwear opened 7 new stores and remodeled 6 existing stores into its new store format. The company now has 86 stores operating in its new format. Comparable store sales for the Company’s 63 new format locations open for more than a year increased by 12.3% in the first quarter.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, said, “First quarter net sales reflected continued strong sales in all categories of footwear driven by customers’ desire for feminine and embellished footwear.

“This, coupled with the increased productivity of our store base, has us well positioned for the balance of the year. Our new store format continues to exceed expectations, as evidenced by the 12.3% comparable store sales increase for our new store concept in the quarter. This is a strong testament to the successful execution of our store expansion strategy. By the end of fiscal 2005, we plan to have more than half of all Bakers stores operating in this new store format.”

Edison concluded, “In fiscal 2005, we plan to open between 35 to 40 new stores and remodel approximately 25 existing locations. We believe our current momentum, strong operating model and expansion plans will lead to continued sales growth with increased profitability, and more importantly, create enhanced value for our shareholders.”

About Bakers Footwear Group
Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 200 stores nationwide under two formats, Bakers and Wild Pair. Bakers stores focus on women between the ages of 15 and 29. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 24.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934).  BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS.  ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS.    FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.